EXHIBIT 99.1

DHI Group, Inc. Announces Appointment to the Board of Directors

New York, New York, July 7, 2016 - DHI Group, Inc. (NYSE: DHX) (“DHI” or the “Company”), a leading provider of data, insights and employment connections through our specialized services for professional communities including technology and security clearance, financial services, energy, healthcare and hospitality, today announced Jennifer Deason, Executive Vice President at Bain Capital, has been appointed to the Company’s board of directors.

“Jen brings a unique combination of financial acumen and strategic thinking to our already well-rounded board of directors,” said Michael Durney, President and CEO of DHI Group, Inc. “Her passion for digital media and consumer-oriented internet companies will mesh well with the other board members and we look forward to her collaboration as we work to build our company.”

Jennifer Deason has over two decades of experience in corporate leadership. Most recently in her role as executive vice president at Bain Capital, Ms. Deason has partnered with CEOs and other senior level executives to improve company performance and drive transformations through strategic initiatives and performance management. While at Bain, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a Board member of several portfolio companies.  Most recently, Ms. Deason served as Interim Chief Financial Officer at the Weather Channel, where she worked to reposition the organization from a more traditional TV media company towards a data-focused, mobile-first advertising platform, prior to the recent sale of the digital and B2B businesses to IBM.

“I have been fortunate to serve in leadership roles in a number of different organizations at Bain Capital and beforehand. I am excited to utilize these experiences to help DHI, an industry leader in the marketplace for talent,” said Jennifer Deason, Executive Vice President at Bain Capital.

Prior to joining Bain Capital, Ms. Deason was a consultant at McKinsey & Company where she focused on strategy, marketing, organization and corporate finance engagements for predominantly media, consumer and private equity clients. She also previously served as Director of Marketing and Corporate Development for eBay and has held investment and finance roles at the International Finance Corporation and Deutsche Banc Alex. Brown, Inc.

Ms. Deason holds a MBA from Stanford University and a B.A. from Yale University, and is closely involved in both schools. She is also on the Board of Trustees at the Massachusetts Museum of Contemporary Art.

The appointment comes as part of an agreement reached with Barington Capital Group, L.P. (“Barington”) in February 2016, in which DHI and Barington agreed to choose a mutually acceptable new Board member to fill the vacancy created by the resignation of long-time Board member Peter Ezersky.

With this addition, the board of directors for DHI Group will expand to ten members, eight of whom are independent.

Investor Contact
Courtney Chamberlain
Public Relations/Investor Relations Associate
DHI Group, Inc.
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
Director, Corporate Communications
DHI Group, Inc.
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) is a leading provider of data, insights and connections through our specialized services for professional communities including technology and security clearance, financial services, energy, healthcare and hospitality. Our mission is to empower professionals and organizations to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source and hire the most qualified professionals in select and highly-skilled occupations, while professionals use our websites and services to find the best employment opportunities in and the most timely news and information about their respective areas of expertise. For over 25 years, we have built our company on providing employers and recruiters with efficient access to high-quality, unique professional communities, and offering the professionals in those communities access to highly-relevant career opportunities, news, tools and information. Today, we serve multiple markets located throughout North America, Europe, the Middle East and the Asia Pacific region.

About Barington Capital Group, L.P.
Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000.  Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving long-term shareholder value.